EXHIBIT 10.1

US DATAWORKS, INC.
ADDITIONAL COMPENSATION AGREEMENT

     This ADDITIONAL COMPENSATION AGREEMENT (this “Agreement”) is made and effective as of April 12, 2004, by and between US Dataworks, Inc., a Nevada corporation (the “Company”) and John S. Reiland (“Reiland”).

     WHEREAS, the Company, to advance the interest of the Company by motivating key executives to remain in the employ of the Company and to increase the value of the Company, hereby agrees to pay certain additional compensation to Reiland, subject to the terms and conditions set forth herein.

     1.  Additional Compensation.

     (a) The Company hereby agrees to pay additional compensation to Reiland in the amount of $430,000, payable, at the Company’s option, either in cash or, subject to shareholder approval, in freely tradeable shares of the Company’s common stock, (the “Additional Compensation”), in addition to Reiland’s salary, bonuses and other compensation otherwise payable by the Company to Reiland. Subject to Section 1(b) below, the Additional Compensation shall be paid in two (2) equal installments of $215,000 each on March 17, 2006 and March 17, 2007.

     (b) Notwithstanding Section 1(a), if the average closing share price of the Company’s common stock for the twenty (20) trading days prior to March 17, 2006, as reported on the American Stock Exchange (or the principal stock market on which the Company’s common stock is then listed for trading) (the “Average Closing Price”) is less than $2.70 per share, then Reiland’s Additional Compensation shall be equal to the Average Closing Price less $0.55 multiplied by 200,000.

     2.  Termination. If Reiland’s employment with the Company is terminated by the Company for Cause (as defined below) or if Reiland voluntarily terminates his employment with the Company, Reiland will be entitled to such Additional Compensation, if any, as has accrued under this Agreement through the effective date of termination, but will not be entitled to any other Additional Compensation. As used in this Agreement, the term “Cause” means the occurrence of any of the following events (each of which shall constitute “Cause”): (i) any embezzlement or wrongful diversion of funds of the Company or any affiliate of the Company by Reiland; (ii) gross malfeasance or gross neglect by Reiland in the conduct of Reiland’s duties; or (iv) willful violation by Reiland of any applicable federal or state securities laws or regulations.

     3.  Change In Control.

     (a) If the Company is subject to a Change in Control (as defined in the Plan) prior to March 17, 2007, or if Reiland resigns within ten (10) days following a material diminution in his title or compensation within six (6) months following a Change in Control then the Company will pay Reiland in one lump sum all Additional Compensation, if any, as has accrued under this Agreement through the effective date of termination and any other Additional Compensation not yet accrued.

     (b) If the Company is subject to a Change in Control (as defined in the Plan) prior to March 17, 2007, Reiland shall be entitled to a cash bonus equal to the excess of the fair market value of the shares for which Additional Compensation was not granted as of the date of the Change of Control, over the fair market value of such shares as of September 26, 2003. Any payments due hereunder shall be paid within sixty (60) days of the date of the Change in Control.

     4.  Withholding Payroll Taxes. To the extent required by the laws in effect at the time payments are made, the Company shall withhold from payments made hereunder any taxes required to be withheld for federal, state or local governmental purposes.

     5.  No Employment Rights. Nothing in this Agreement nor any award of Additional Compensation shall interfere with or limit in any way the right of the Company to terminate Reiland’s employment at any time for any reason or no reason, nor confer upon Reiland any right to continue in the employ of the Company.

     6.  Nature Of Rights. This Agreement is solely an arrangement to pay Additional Compensation. All benefits due under this Agreement are unfunded and unsecured and are payable out of the general assets of the Company. Reiland’s right to receive payments under this Agreement shall be no greater than the right of an unsecured general creditor of the Company in the event of its insolvency.

     7.  Entire Agreement. This Agreement contains the entire Agreement between the parties and supersedes all prior oral and written Agreements, understandings, commitments, or practices between the parties with respect to the subject matter hereof. Other than as expressly set forth herein, Reiland and the Company acknowledge and represent that there are no other promises, terms, conditions or representations (verbal or written) regarding any matter relevant hereto. No supplement, modification, or amendment of any term, provision or condition of this Agreement shall be binding or enforceable unless evidenced in writing and executed by the parties.

     8.  Applicable Law. This Agreement shall be governed exclusively by and construed in accordance with the laws of the State of Texas, notwithstanding choice of law provisions thereof; and the venue of any litigation commenced hereunder shall be Houston, Texas.

     9.  Notices. Notices given under this Agreement shall be given by registered or certified mail, postage prepaid, return receipt requested, or by personal delivery to the respective addresses of the parties. Notices to Reiland shall be sent to 5301 Hollister Road, Suite 250, Houston, Texas 77040, Attn: John S. Reiland. Notices to the Company shall be sent to 5301 Hollister Road, Suite 250, Houston, Texas 77040, Attn: Board of Directors. A mailed first-class notice shall be deemed given two (2) business days after deposit with U.S. Postal Service.

     10.  Assignment. This Agreement may not be assigned or encumbered in any way by Reiland. The Company may assign this Agreement to any successor (whether by merger, consolidation, or purchase of the Company’s stock) to all or a controlling interest in the Company’s business, in which case this Agreement shall be binding upon and inure to the benefit of such successor(s) and assign(s).

     11.  Limitation On Waiver. A waiver of any term, provision, or condition of this Agreement shall not be deemed to be, or constitute a waiver of any other term, provision or condition herein, whether or not similar. No waiver shall be binding unless in writing and signed by the waiving party.

     12.  Attorney’s Fees. In the event that any proceeding is commenced involving the interpretation or enforcement of the provisions of this Agreement, the party prevailing in such proceeding shall be entitled to recover its reasonable costs and attorneys’ fees.

     13.  Arbitration. If a dispute or claim shall arise with respect to any of the terms or provisions of this Agreement, or with respect to the performance by either of the parties under this Agreement, then either party may, by notice as herein provided, require that the dispute be submitted under the Commercial Arbitration Rules of the American Arbitration Association to an arbitrator in good standing with the American Arbitration Association within fifteen (15) days after such notice is given. The written decision of the single arbitrator ultimately appointed by or for both parties shall be binding and conclusive on the parties, including with respect to any award of attorneys’ fees or costs. Judgment may be entered on such written decision by the single arbitrator in any court having jurisdiction and the parties consent to the jurisdiction of the courts of the State of Texas for this purpose. Any arbitration undertaken pursuant to the terms of this Section shall occur in the State of Texas.

     14.  Not for the Benefit of Creditors or Third Parties. The provisions of this Agreement are intended only for the regulation of relations among the parties. This Agreement is not intended for the benefit of creditors of the parties or other third parties and no rights are granted to creditors of the parties or other third parties under this Agreement.

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     IN WITNESS WHEREOF, this Agreement is executed as date first set forth above.

US DATAWORKS, INC.
By:	/s/ Charles E. Ramey
Charles E. Ramey
Chief Executive Officer

By:	/s/ John S. Reiland
John S. Reiland